Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION: Deck S. Slone (314) 994-2717
Arch Coal Closes Public Offering of Common Stock
ST. LOUIS (June 8, 2011) — Arch Coal, Inc. (NYSE: ACI) (“Arch”) today announced that the company raised gross proceeds of approximately $1.3 billion through its previously announced public offering of common stock. In connection with the offering, Arch issued 48.0 million shares of common stock, at a public offering price of $27 per share. Net proceeds of the offering to Arch after deducting underwriting discounts and commissions and estimated offering expenses were approximately $1,250 million, before giving effect to any exercise of the underwriters’ over-allotment option.
Arch plans to use the net proceeds of the offering to finance a portion of the $3.4 billion purchase price for the previously announced acquisition of International Coal Group, Inc. (“ICG”). The acquisition is expected to close in June. If the acquisition is not completed, Arch intends to use the net proceeds from this offering for general corporate purposes, which may include the financing of future acquisitions, including lease-by-applications, or strategic combinations, capital expenditures, additions to working capital, repurchases, repayment or refinancing of debt or stock repurchases.
This press release is neither an offer to sell nor a solicitation of an offer to sell or a solicitation of an offer to buy any securities.
Morgan Stanley & Co. LLC, PNC Capital Markets LLC, BofA Merrill Lynch and Citigroup Global Markets Inc. are the joint book-running managers for the common stock offering.
Arch has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the applicable prospectus supplement and other documents Arch has filed or will file with the SEC for more complete information about Arch and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
The prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Prospectus Department, 180 Varick Street 2nd Floor, New York, New York 10014 or by email at prospectus@morganstanley.com, PNC Capital Markets LLC by telephone at (412) 762-2852, BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com and Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, by e-mail to batprospectusdept@citi.com or by calling (800) 831-9146.

About Arch Coal
U.S.-based Arch Coal is one of the world’s largest coal producers, with more than 160 million tons of coal sold in 2010. Arch’s national network of mines supplies cleaner-burning, low-sulfur coal to customers on four continents, including U.S. and international power producers and steel manufacturers. In 2010, Arch achieved record revenues of $3.2 billion.
Important Additional Information
This communication is provided for informational purposes only. It does not constitute an offer to purchase shares of ICG or the solicitation of an offer to sell any shares of ICG’s common stock. Arch and its subsidiary Atlas Acquisition Corp. have filed with the SEC a tender offer statement on Schedule TO, including the offer to purchase and related documents, which has been previously amended and will be further amended as necessary. ICG has filed with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9, which has been previously amended and will be further amended as necessary. These documents contain important information and stockholders of ICG are advised to carefully read these documents before making any decision with respect to the cash tender offer. These documents are available at no charge on the SEC’s website at http://www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain related tender offer documents may be obtained free of charge by directing such requests to Arch Coal investor relations at (314) 994-2897 or our information agent, Innisfree M&A Incorporated, at (877) 717-3922 (toll-free for stockholders) or (212) 750-5833 (collect for bank and brokers). A copy of the tender offer statement and ICG’s solicitation/recommendation statement on Schedule 14D-9 are available to all stockholders of ICG free of charge at http://www.intlcoal.com.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the SEC.
# # #